Filed pursuant to Rule 424(b)(3)
Registration No. 333-276149

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated December 27, 2023)

Safe and Green Development Corporation

1,999,000 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus filed with the Securities and Exchange Commission on December 29, 2023 (as supplemented or amended from time to time, the “Prospectus”) relating to our registration statement on Form S-1 (Registration No. 333-276149). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with certain information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2024, which is set forth below (other than information furnished rather than filed).

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SGD”. On March 8, 2024, the closing price for our common stock on the Nasdaq Capital Market was $1.24 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 11, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2024

SAFE AND GREEN DEVELOPMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41581	87-1375590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

990 Biscayne Blvd

#501, Office 12

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (904)-496-0027

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	SGD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On March 1, 2024 Safe and Green Development Corporation (the "Company") entered into a credit agreement (the “Credit Agreement”) with the Bryan Leighton Revocable Trust Dated December 13th, 2023 (the “Lender”) pursuant to which the Lender agreed to provide the Company with a line of credit facility (the “Line of Credit”) up to the maximum amount of $250,000 from which the Company may draw down, at any time and from time to time, during the term of the Line of Credit. The “Maturity Date” of the Line of Credit is September 1, 2024. At any time prior to the Maturity Date, upon mutual written consent of the Company and the Lender, the Maturity Date may be extended for up to an additional six month period. The advanced and unpaid principal of the Line of Credit from time to time outstanding will bear interest at a fixed rate per annum equal to 12.0% (the “Fixed Rate”). On the first day of each month, the Company will pay to the Lender interest, in arrears, on the aggregate outstanding principal indebtedness of the Line of Credit at the Fixed Rate. The entire principal indebtedness of the Line of Credit and any accrued interest thereon will be due and payable on the Maturity Date. In consideration for the extension of the Line of Credit, the Company issued 154,320 shares of the Company’s restricted common stock to Lender. On March 4, 2024, the Company drew down $60,000 from the Line of Credit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Credit Agreement, dated March 1, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safe and Green Development Corporation
Dated: March 11, 2024
	By:	/s/ Nicolai Brune
	Name:	Nicolai Brune
	Title:	Chief Financial Officer

Exhibit 10.1

Credit Agreement

This Agreement is made and entered into on March 1st, 2024 (the “Effective Date”), between the BRYAN LEIGHTON REVOCABLE TRUST DATED DECEMBER 13, 2023 (the “Lender”) and Safe and Green Development Corporation (the “Company”).

1.	Establishment of Account and Term

The Lender shall provide the Company with a line of credit facility (the “Line of Credit”).up to the maximum amount of $250,000, representing the maximum aggregate principal amount of the advances of funds from the Line of Credit (each an “Advance”) that may be outstanding at any time under the Line of Credit (the “Principal Indebtedness”), from which Company may draw down, at any time and from time to time during the period from and including the Effective Date through the day immediately preceding the Maturity Date (as defined below). Within the limits of time and amount set forth herein, the Company may borrow, repay and reborrow under this Line of Credit.

2.	Maturity Date

The Maturity Date shall mean the six month anniversary of the Effective Date. At any time prior to the Maturity Date upon mutual written consent of the Company and the Lender, the Maturity Date may be extended for up to an additional six month period, in which case the “Maturity Date” shall mean such later date as is agreed upon by the parties.

3.	Interest Rate

The advanced and unpaid principal of the Line of Credit from time to time outstanding will bear interest at a fixed rate per annum equal to 12.0% (the “Fixed Rate”). Interest on the Principal Indebtedness and other sums payable hereunder will be computed on the basis of a year of 365 days and paid for the actual number of days elapsed.

4.	Payments of Interest

On the first day of each month, the Company will pay to the Lender interest, in arrears, on the aggregate outstanding Principal Indebtedness of the Line of Credit at the Fixed Rate.

5.	Payments of Principal

The entire Principal Indebtedness of the Line of Credit and any accrued interest thereon shall be due and payable on the Maturity Date (as the same may be extended as herein provided).

6	Prepayment

The Company may prepay, in whole or in part, the Principal Indebtedness of the Line of Credit, and all interest accrued on any outstanding Advances at any time prior to the Maturity Date, without the prior written consent of Lender and without payment of any premium or penalty.

7.	Restricted Stock

Subject to the approval of the Company’s Board of Directors, in consideration for the extension of the Line of Credit, the Company will issue $125,000 of SGD restricted common stock (the “Shares”) to Lender. The number of shares issuable will be calculated as of closing price of the Company’s common stock on Nasdaq on the Effective Date. Lender is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended. The Lender has such knowledge and experience in financial, tax and business matters that the Lender is capable of evaluating the merits and risks of its acquisition of the Shares.

8.	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Except as otherwise agreed in writing, the Company may not transfer, assign or delegate any of its duties or obligations hereunder and the Lender shall not sell, assign or otherwise transfer any of its rights or obligations hereunder.

9.	Modification

No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by the Lender and the Company.

10.	Governing Law

This agreement and all matters relating hereto will be governed by the laws of the State of Florida without giving effect to principles of conflicts of laws.

This Agreement shall be signed by on behalf of the BRYAN LEIGHTON REVOCABLE TRUST DATED DECEMBER 13, 2023, and by Safe and Green Development Corporation. The Agreement is effective as of March 1st, 2024.

LENDER:

By:	/s/ Bryan Leighton		Date: 3/1/2024

BRYAN LEIGHTON REVOCABLE TRUST DATED DECEMBER 13, 2023

By:	/s/ David Villarreal		Date: 3/1/2024
Safe and Green Development Corporation
	Name:	David Villarreal
	Title:	Chief Executive Officer